EXHIBIT 99.1

RECONCILIATION OF 2003 PROJECTED EARNINGS PER SHARE-DILUTED TO PROJECTED FUNDS FROM OPERATIONS PER SHARE-DILUTED (dollars and shares in thousands, except per share data)

	Low	High
Net income available to common shareholders	$17,250	$17,750
Convertible preferred share dividends	544	544
Numerator for earnings per share-diluted	17,794	18,294
Real estate related depreciation and amortization	32,800	32,800
Restricted common share dividends	332	332
Minority interests-preferred units	2,288	2,288
Minority interests-common units	7,046	7,250
Gain on sales of real estate, excluding development portion	(2,843)	(2,843)
Numerator for funds from operations per share-diluted	$57,417	$58,121

Denominator for earnings per share-diluted	25,600	25,600
Common units	8,990	8,990
Restricted shares	340	340
Convertible preferred units	2,421	2,421
Denominator for funds from operations per share-diluted	37,351	37,351

Earnings per share-diluted	$0.70	$0.71
Funds from operations per share-diluted	$1.54	$1.56